Exhibit 99.1

FOR IMMEDIATE RELEASE	For information contact:
August 14, 2012	Kelly C. Clarke (804) 727-6321

Apple REIT Nine, Inc. Reports Results for the Second Quarter of 2012

Richmond, Va., August 14, 2012 – Apple REIT Nine, Inc. (“Apple Nine” or “the Company”), a real estate investment trust (REIT) that owns 89 Marriott®- and Hilton®-branded hotels, has reported results of operations for the second quarter of 2012 in its Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC). Apple Nine encourages the review of all of the Company’s filings with the SEC, including the second quarter 2012 10-Q, which are available online at www.applereitnine.com or www.sec.gov.

Highlights include:

•

Modified funds from operations (MFFO) for the second quarter of 2012 totaled $36.8 million, or $0.20 per share, an increase of approximately 10 percent as compared to MFFO achieved during the same period of 2011 of $33.4 million, or $0.18 per share. For the six-month period ending June 30, 2012, MFFO totaled $70.0 million, or $0.38 per share, an increase of approximately 14 percent as compared to results from the same period last year of $61.3 million, or $0.34 per share.[1]

•

Net income was $22.6 million for the second quarter of this year, or $0.12 per share, as compared to $20.4 million, or $0.11 per share for the same period in 2011. Net income for the six-month period ending June 30, 2012 was $44.4 million, or $0.24 per share as compared to $35.3 million, or $0.19 per share, for the same six-month period of 2011.

•

For the three- and six-month periods ending June 30, 2012, our hotels reported an average occupancy of 77 percent and 73 percent, average daily rate (ADR) of $112 for both periods, and revenue per available room (RevPAR) of $86 and $82, respectively. As compared to results for the same six-month period of 2011, the average occupancy rate was up approximately four percent, ADR was up approximately four percent, and RevPAR was up by approximately eight percent.

•	During the second quarter of 2012, Apple REIT Nine acquired a 119-room Home2 Suites by Hilton® in Nashville, TN.

•

On April 27, 2012, Apple Nine completed the sale of 110 parcels of land in the Ft. Worth, Texas area. As a result of this transaction, the Company made a Special Distribution to shareholders of $0.75 per share and the liquidation preference of each share was reduced by the amount of the Special Distribution, from $11.00 to $10.25 per share. As a result of the Special Distribution, the Company’s Board of Directors changed the annualized distribution rate from $0.88 per share (or approximately eight percent annually based on a liquidation preference of $11.00 per share) to $0.83 per share (or approximately 8.1 percent annually based on a liquidation preference of $10.25 per share). In August 2012, the Board of Directors slightly increased the annualized distribution rate from $0.83 to $0.83025 to adjust the annualized distribution percentage to exactly 8.1 percent, based on a liquidation preference of $10.25 per share.

•	At June 30, 2012, Apple Nine’s debt to total initial capitalization ratio was approximately eight percent. This amount is well below average debt levels for the hotel industry.

About Apple REIT Nine, Inc.
Apple REIT Nine, Inc. is a real estate investment trust (REIT) focused on the acquisition and ownership of income-producing real estate that generates attractive returns for our shareholders. Our hotels operate under the Courtyard® by Marriott®, Fairfield Inn® by Marriott®, Fairfield Inn & Suites® by Marriott®, Marriott® Hotels & Resorts, Residence Inn® by Marriott®, SpringHill Suites® by Marriott®, TownePlace Suites® by Marriott®, Embassy Suites Hotels®, Home2 Suites by Hilton®, Homewood Suites by Hilton®, Hilton®, Hilton Garden Inn®, Hampton Inn®, and Hampton Inn & Suites® brands. Our portfolio consists of 89 hotels, containing a total of 11,371 guestrooms in 27 states. Apple Nine is a premier real estate investment company committed to providing maximum value for our shareholders.

Disclosures

Certain statements contained in this press release other than historical facts may be considered forward-looking statements. These forward-looking statements are predictions and generally can be identified by use of statements that include phrases such as “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “foresee,” “looking ahead,” “is confident,” “should be,” “will,” “predicted,” “likely,” or other words or phrases of similar import. Such statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of Apple Nine to be materially different from future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the ability of Apple Nine to implement its acquisition strategy and operating strategy; Apple Nine’s ability to manage planned growth; the outcome of current and future litigation and regulatory proceedings or inquiries; changes in economic cycles; and competition within the hotel industry. Although Apple Nine believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore there can be no assurance that such statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by Apple Nine or any other person that the results or conditions described in such statements or the objectives and plans of Apple Nine will be achieved. In addition, Apple Nine’s qualification as a real estate investment trust involves the application of highly technical and complex provisions of the Internal Revenue Code. Certain factors that could cause actual results to differ materially from these forward-looking statements are listed from time to time in Apple Nine’s SEC reports, including, but not limited to, in the section entitled “Item 1A. Risk Factors” in the Annual Report on Form 10-K filed by Apple Nine with the SEC on March 12, 2012. Any forward-looking statement speaks only as of the date of this news release and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.

1 Funds from operations (FFO) is defined as net income (computed in accordance with generally accepted accounting principles – GAAP), excluding gains and losses from sales of depreciable property, plus depreciation and amortization. Modified funds from operations (MFFO) excludes rental revenue earned but not received during the period (straight-line rent) and costs associated with the acquisition of real estate and includes interest earned on a note receivable that is not included in net income. The Company considers FFO and MFFO in evaluating operating performance and believes FFO and MFFO should be considered along with, but not as an alternative to, net income and cash flows as a measure of the Company’s activities in accordance with GAAP. FFO and MFFO are not necessarily indicative of cash available to fund cash needs.

Below is a reconciliation of MFFO to FFO and net income as reported in the Company’s second quarter 2012 10-Q:

(in thousands, except per share amounts)	Three months ended June 30, 2012	Three months ended June 30, 2011	Six months ended June 30, 2012	Six months ended June 30, 2011

Net Income	$22,558	$20,396	$44,417	$35,345

Depreciation of real estate owned	13,166	12,778	26,009	24,676

Funds from operations (FFO)	$35,724	$33,174	$70,426	$60,021

Acquisition related costs	$430	$1,733	$461	$4,348

Interest earned on note receivable	1,120	—	1,120	—

Straight-line rent	(443)	(1,546)	(1,975)	(3,092)

Modified funds from operations (MFFO)	$36,831	$33,361	$70,032	$61,277

Net income per share	$0.12	$0.11	$0.24	$0.19

FFO per share	$0.20	$0.18	$0.39	$0.33

MFFO per share	$0.20	$0.18	$0.38	$0.34

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